Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

FTI CONSULTING

Moderator: Eric Boyriven

February 28, 2008

4:30 p.m. CT

Operator:

This is [unknown]. Good day and welcome to the FTI Consulting fourth quarter 2007 earnings call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven:

Good afternoon. By now you, should have received a copy of the company’s fourth quarter 2007 press release. If not, copies of the press release can be found on the FTI Web site at www.fticonsulting.com.

This conference call is being simultaneously Webcast on the company’s Web site, and a replay will be available on the site for 90 days.

Your hosts for today’s call are Jack Dunn, president and chief executive officer; Dennis Shaughnessy, chairman; Dom DiNapoli, executive vice president and chief operating officer; Jorge Celaya, executive vice president and chief financial officer; and Dave Bannister, executive vice president and chief development officer.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Management will begin with formal remarks, after which they will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations.

The company has experienced fluctuating revenue, operating income and cash flow in prior periods, and expects that this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projection.

Further preliminary results are subjected to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, president and CEO of FTI.

Jack Dunn:

Thank you, Eric, and good afternoon and thanks to all of you for joining us on our 2007 fourth quarter and year-end conference call. The fourth quarter was just an outstanding finish to an extremely good and important 2007 for FTI. For the full year, we saw the tangible results of the investments we had made in our people, our brand, and our infrastructure in prior periods.

For the quarter, we maintained the extremely strong momentum that we had built over the course of the year, enabling us to produce not only a record year for our company, but an important milestone for FTI. And by that I mean the virtual completion of our 2009 five-year plan two years early.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

As you will remember, the essentials of that plan were to double our revenue to $1 billion, have 15 percent of those revenues originate from outside the US, maintain our industry-leading profitability, and maintain our leverage at below three times EBITDA. I am pleased to report that for 2007, our revenue topped $1 billion; 16 percent of those revenues originated from outside the US. We maintained our industry-leading profit margins, and our net leverage was below one times EBITDA at year end.

Achieving these goals fully two years ahead of plan is attributed to our people, to our strategy, to the platform we’ve built, and to our focus on execution. Our products are proving to be the right ones, and our plan for geographical expansion is enjoying not only a strong demand for our services from the local markets, but also demand from the multinational organizations coming to us as one of the select few providers with both the critical mass and the ability to perform in multiple venues as they increasingly globalize their operations. We think that achieving this plan this year, in three year, is another validation of that strategy and a confirmation of how rapidly our business is truly coming together.

To begin our review, let me give you some key stats for the year and then provide some color behind the numbers. As mentioned, for 2007, we reported revenue of $1 billion, up more than 41 percent compared to 2006. That performance included outstanding organic growth of 19 percent for the full year and was augmented by our acquisitions. Each of which is performing well and were above plan.

EBITDA for the year also increased 41 percent to $216 million or 21.6 percent of revenue, confirming the margins we had achieved in 2006. We are in $2 per share compared to $1.40 on a GAAP basis in 2006, which as you will remember, included a $0.32 charge in – special termination charges.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

So, in addition to the sheer growth of FTI, we’re delighted at the pace at which we are realizing our strategic objectives. Before I discuss the fourth quarter highlights, I would be remiss if I did not address the major business driving our industry and indeed the world, the topic that’s on everyone’s mind, and that is the global credit crisis.

What began as a virus in the US subprime mortgage sector has erupted into a full-blown financial and economic pandemic attacking transparency, liquidity, and most importantly confidence throughout the world’s financial markets and the institutions and enterprises that rely on them. The issues of transparency, liquidity and confidence are vital to enterprise value. These are the very issues and skill sets that we are designed to illuminate, and the very value our mission statement call us for us to protect. We are seeing broad-based international demand at every one of our segments from credit related engagement, and that demand appears to be accelerating.

In corporate finance restructuring, we saw the first signs of the credit crisis appear in the real estate market, and I previously reported to you that we were seeing large disruptions in the home building and mortgage-related markets. Since that first call we received over a year ago to assist the struggling sub-prime originator New Century, we have been at the forefront of assisting financial institutions cope with growing – the growing plague. More recent engagements includes monoline insurers, hedge funds, and continued work with home builders and their related suppliers. We have been active in assisting major private equity firms in their analysis of potential rescue plans for struggling institutions such as Northern Rock in the UK, and as we have predicted, the effect is now beginning to show up in areas dependent on consumer discretionary spending.

For example, we have active engagements for six of the eight large retailers who have recently filed bankruptcy in the last several weeks. Stakeholders and household names such as Fortunoff, Levitz Furniture, Bombay and Sharper Image have sought our expertise and advice.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

In technology, we are seeing significant new work from major financial institutions in the US and Europe, as they seek to understand and value their portfolios. Investigations are at early stages, beginning with electronic information discovery and analyses. These investigations may lead to valuation and reserve adjustments, financial restatements and, of course, eventually to securities litigation.

In strategic communications, we have been called on to assist clients challenged by the impacts of the credit crisis. These clients are as diverse as Centro, the major Australian retail property developer highlighted on the front page of the Wall Street Journal today, to Société Générale in France. We are assisting literally dozens of clients in the U.K. and the U.S. as they seek to understand and communicate the effect the credit crisis may have on their institutions and their stakeholders.

In FLC, our role in the Bear Stearns hedge fund insolvency was probably our highest profile engagement, but underlying that, we have seen a number of new cases beginning at the end of last year that will begin to ramp up. This work is anticipated to include restatement work for home builders and mortgage lenders, investigation into investment vehicles related to subprime CDOs, CDO squared, cubed, wraps, rewraps, SIVs, auction-rate securities, mark-to-market and asset impairment accounting, and shareholder litigation.

Because of the strength of our corporate financial restructuring practice, we often get an early look at the issues that grow into significant financial statement investigation engagements. FLC works closely with the restructuring team that really begins their heavy lifting somewhat later into the crisis. They focus on the analysis, investigation, liability causation, and damages assessment issues that are so critical in the trial phase.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Finally, in economic consulting, we have seen a tremendous increase in the higher stakes commercial litigation related to the liquidity crisis. In fact, we have begun 19 new engagements since just the beginning of this year, addressing everything from securities class actions regarding fraud and exploitation of adverse conditions in the credit markets, to refusals to fund mega deals and reliance on the so called MAC Clauses.

Past issues that have driven our business include governance run amuck relating to Sarbanes-Oxley in 2001 through 2003, the reinsurance crisis of 2004, the hedge fund issues of 2005, and most recently the options backdating scandals of last year. While the magnitude and longevity of this global credit crisis are unknown, the breadth, scope and dollars at risk have dwarfed the aforementioned issues.

Now to the quarter – as you can see from our fourth quarter numbers, the momentum we enjoyed throughout the year continued to accelerate. Our revenue in Q4 was $280.5 million, 29 percent higher than the $216.8 million that we reported in the same period last year. Organic growth in the quarter, measured by excluding the contribution from businesses we acquired in the past 12 months, was 24 percent, which maintained the pace of the third quarter. Top line drivers of this outstanding performance were an increasing amount of work from enterprises being impacted by the global credit crisis, the continuing pace of legal regulatory and corporate integrity activity, and increased strategic M&A activity.

We reported EBITDA on the quarter of $64.3 million, 26.4 percent higher than last year and 22.9 percent of revenue. In the fourth quarter of 2006, we reported EBITDA of $50.9 million and EBITDA margins of 23.5 percent. This very small decrease in our EBITDA margin was primarily caused by the substantial completion of the rollout of our long-term incentive and retention plans. In addition, we continued opportunistic spending at the corporate level on branding and infrastructure, where we believe we can make a real and permanent impact on our future. The results and revenue growth for the quarter and the year would indicate that we can.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Our earnings per share in the fourth quarter increased 43 percent to $0.60 from $0.42 last year. This was accomplished despite the head wind of a share count that increased 24 percent from the prior year due to our equity offering in October, shares issued for stock based compensation and acquisitions, and the impact of our share and price increase on the calculation of stock options and convertible notes. Needless to say, EBITDA, revenue and EPS were record for the company, and virtually every one of our segments had an outstanding performance.

As mentioned above, an important strategic initiative in the fourth quarter was our successful stock offering in October of $4.8 million shares, which raised about $232 million for us. These proceeds, combined with the cash we generated from operations, enabled us to exit the year with cash and equivalents of $360 million, which provides us with the financial strength to continue in hiring the best people and acquiring businesses that enhance our capabilities and geographical reach.

We have always said that a critical aspect of our business is obviously the hiring and retention of our people. We added over 150 revenue-generating employees in the fourth quarter, exiting the year with over 1,950 people, up from just under 1,600 a year ago. Our attrition was 15.8 percent for the year, which continues to be one of the lowest in the industry. With our aggressive hiring so far this year, today our head count stands at 2,800 strong with 2,200 billable.

Now for the segments – it’s ironic that having spent the last several years suggesting a more (abundant) restructuring market and declining to predict the “turn”. In the last few months, we have seen not only a change, but the financial landscape littered with over $1 trillion of write-offs from corporate and financial institutions, the firing of seven CEOs of major financial institutions, a precipitous drop in home sales and, for the first time in recent memory, home values, a 90 percent jump in home foreclosures in January, oil topping $100 a barrel for the first time, gasoline reaching $4 a gallon, the Euro at $51, and a dramatic increase in corporate bankruptcy fillings predicted by many sources to grow by at least fourfold this year.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

We may have to acknowledge that the restructuring bankruptcy market is back. Now, surprisingly, given these dynamics, corporate finance restructuring reported its strongest performance of the year, which revenues increasing 27.2 percent to $73.6 million compared to $57.9 million in the prior year period. Segment EBITDA increased 48.1 percent to $22.4 million from segment EBITDA of $15.1 in the prior period, with margins expanding more than 4 points from 26 percent to 30.4 percent.

As we said, we can no longer explain these performances as an anomaly. We believe it is the beginning of a robust market. The (bottom) restructuring in one of my must-reads with The Deal Magazine, you heard me quoted and recommended to you many times for its league tables, industry insight articles and so forth. In fact, in its third quarter recap, it named FTI as the top crisis managing firm in its first ever league tables measuring just that skill set, with almost double the cases of our nearest competitor. And for our last conference call, Matt Miller, the excellent writer with a good sense of humor from that prime publication, took me to task in print for mentioning bankruptcy only one time and restructuring only eight times during the call.

For the record, let me say bankruptcy and restructuring are critical to our company and its performance over the next several years. I cannot emphasize that enough. We now have over 108 active cases, in the subprime mortgage space we have 20, in the real estate construction space we have 5, in retail we have 13, including the six of the last eight most notable cases that I mentioned. In technology and telecom we have 17, and in healthcare we have 10. Again, for the record, no one should be able to look at us and say that restructuring and bankruptcy are not an important and core competency for our company. As I said, we believe this is the beginning of a robust market, and restructuring and bankruptcy will be a key too.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

With regard to strategic communications, we did report another outstanding quarter with revenue rising 47.4 percent to $60 million from $40.7 million a year ago. FD’s EBITDA increased to $16.2 million or 26.9 percent of revenue from $14.2 million or 34.8 percent of revenue last year. This reflects the introduction of a new bonus plan in 2007; whereas there was none in the fourth quarter of 2006, its first one as a part of FTI.

The UK, France, Germany and the U.S. put in strong performances due to growth in retained clients particularly in the UK, and strong contributions from businesses they have acquired during the year. Russia, Asia and in the Middle East, the markets in which they are investing, continued to generate strong momentum with growing profitability.

FD acquired two financial communications firms, one in Dublin and one in Chicago, in the fourth quarter, which, when combined with those made earlier in the year in London, Latin America, Australia and China, extended its global footprint and provided further geographical and service diversification as it also opened its first office in Singapore. The integration of FD with the rest of FTI is progressing very well, and there continues to be growing appreciation around the FTI network of the value FD brings to companies wishing to protect their reputations and valuations in the financial markets.

With respect to forensic and litigation consulting, revenue in FLC increased 6.9 percent to $54.8 million from $51.2 million a year ago. EBITDA at FLC was $15.4 million compared to EBITDA of $15.6 million last year. As a percentage of revenue, the segment’s fourth quarter EBITDA was 28.1 percent, the highest of the year, down from 30.5 percent in Q4 of ‘06.

It was a particularly difficult quarter to lap, as it compares to a period that was exceptionally strong due to all the stock options backdating cases that were being worked on last year, within a special emphasis to get them finished by year end, cramming a lot of work into the fourth quarter.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

The global business intelligence and investigations practice, which was formed last year, was a standout driven by accelerated foreign corrupt practices activity, and a growing number of cross-border assignments from domestic clients expanding into Asia and Latin America.

We’re very optimistic about the prospects in 2008, as the global credit crisis and turmoil in the financial markets have started to provide multiple engagement openings as yet only in their initial stages. Issues involved include valuation of complex financial instruments, financial statement reporting, and investigations into business practices, all key areas of expertise for FTI. What’s more, our global footprint uniquely positions us to support clients on these matters regardless of where they occur.

In Technology, the segment – the segment contributed another superb quarter with revenue of $47.5 million, up 52 percent – 52.4 percent from $31.2 million a year ago. EBITDA technology increased the pace with 54 percent to 100 – $19.6 million from $12.7 last year, and margins expanded to 41.1 percent from 40.1 percent. Growth of the segment continued to be driven by global product liability matters, board initiated investigations including FCPA matters, large class actions, and antitrust second request issues.

Technology domain expertise in the global pharmaceutical financial services, banking hedge fund, and private equity industries is continuing to be a competitive advantage. Demand is increasing from Europe and Asia due to greater market awareness of FTI’s global presence, the opening of a European network operating center in quarter two, and as reputation for managing large and complex multinational cases.

Margins in the segment again benefited from a continuing shift in the revenue mix from services to software licensing and processing fees. The company’s Ringtail suite of products is benefiting from new capability enhancements and heightened demand for tailored solutions that can scale for high volume/high profile matters and support a global base of opportunities based on

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Ringtail’s strong multi-lingual capabilities. In the fourth quarter, technology began to sell its Ringtail technology through value added resellers in domestic and international markets to speed its market penetration and get more geographical coverage. As a result of these new partnerships and by offering resellers both engineering and sales support to a broader prospect base, the segment is seeing accelerated demand from its partners.

Economic consulting also continues to excel, seeing its revenue increase 24.4 percent to 44.6 million from $35.8 million a year ago. EBITDA in econ increased 7.1 percent to $11.8 million from $11 million last year. Margins were 26.4 percent compared to 30.7 percent. EBITDA margin, while still very strong, was affected by the need to use outside consultants to add capacity to meet demand, and it was also affected by higher equity-based compensation expense. Like the other segments, econ benefited from an increased frequency of disputes and associated financial consolidated engagements, created by the turmoil of the global credit markets.

Since December 2007, the segment has received 19 new engagements in the financial arena, including subprime. Demand for the segment’s M&A services also continued very strong with 14 new cases since December, as decreased liquidity in the credit markets is causing a shift in M&A activity from private equity towards strategic buyers, who historically are more likely to contend with antitrust and anticompetitive issues and require registration. The increased corporate M&A activity extends across a number of business sectors notably financial services, hospitals, airlines and industrial corporations.

Finally, the segment is seeing an increasing volume of rail, commercial and regulatory work as a result of revised regulatory standards, and continued seeing strong demand resulting from antitrust enforcement with eight new engagements since December involving antitrust, price fixing and rate setting, as global competition becomes ever more jugular.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Now a snapshot of 2008 – as you can see from our announcement so far this year, we have begun the year at a rapid pace. Through the first two months, we have announced four acquisitions and have strategically advanced our business. Strategic Discovery is an e-discovery company based in San Francisco that will be integrated into our technology segment. FTI gives us a very strong technology offering on the West Coast. They have developed a rapidly growing business with Asia, and we see FTI serving as a bridge for us with Asia that extends our offering into that region.

In addition, their market strategy of engaging clients through corporate in-house counsels has been complimentary to ours, which has been to come into our client’s outside law firms. We think the combination of these two market strategies is compelling.

Rubino & McGeehin Consulting Group, based in Washington, DC, is a nationally recognized consulting firm that provides practical and cost-effective financial solutions to complex issues facing both owners and contractors in the construction and government contract area. RMCG will be integrated into our construction solutions and government contracts practice. We think it is a very timely acquisition, as the construction cycle is clearly maturing, and government contract complex issues are becoming more critical. And we will be positioned with the strongest and broadest capabilities to protect our clients in what could be a much more contentious and unfriendly business climate going forward.

Lastly, we purchased Thompson Market Services, which offers a full range of intellectual property and brand protection solutions in approximately 20 cities in China. TMS complements our existing computer forensic and financial investigations capabilities in Asia to give us greater coverage of China to better protect the patents, copyrights, trademarks and other intellectual property of our clients in that market.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Just minutes ago, we announced the acquisition of TSC Brazil, the leading computer forensic and IT security consultant in the Brazilian and greater South American marketplace. TSC will extend the e-discovery capabilities of our forensic litigation consultants into this large and dynamic market, where we are experiencing accelerating anti-money laundering and Foreign Corrupt Practices Act activity.

Even having closed these four acquisitions, our pipeline of potential opportunities has never been more robust, and we anticipate several more announcements over the balance of the first quarter. We have also been extremely active in increasing our outstanding pool of talent. FD, as I mentioned, opened an office in Singapore.

Denis Callaghan rejoined our economic consulting practice after serving as deputy assistant attorney general for economic analysis in the antitrust division of the United States Department of Justice, where he focused on rationalizing and looking at international aspects of anti-trust law. Professor Callaghan will be a member of the Compass-Lexicon economic consulting team, already the best group of competition economists in the market. His experience with antitrust regulators around the world will enhance our credibility in overseas markets and increase the likelihood of our being chosen for the most complex assignments in the field.

We have recruited, hired or promoted 22 new senior managing directors so far this year. As you know, we are dedicated to finding and retaining the best intellectual capital in the world. That is the way to build a professional services business.

And now I would like to talk about guidance. As you saw from our press release this afternoon, we’re providing our initial guidance for 2008, which I would like to go over with you. And as you can see in the release, we have consolidated our guidance into what we deem to be the key indicators of our corporate performance. This is how we think you should evaluate us; it’s how we think of the business. This format is also more consistent with best practices over a broad range of companies and industries. We will, however, continue to report our segments as we have in the past.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

For the year, we look for revenue of between $1.28 billion and $1.32 billion, an increase of 27 percent to 31 percent over what we reported in 2007. The bottom end of this range anticipates organic growth of 17.5 percent, while the higher end uses 19.5 percent, reflecting stronger growth from the current global credit crisis. In addition to organic growth, we have factored in revenue of between $100 million and $120 million from acquisitions that we have announced so far this year or that are expected to be announced during the first quarter, and thus will contribute to the remaining three quarters of the year.

First quarter acquisitions in aggregate are expected to have annual revenue of approximately $120 million, EBITDA of $35 million, and a purchase price of $220 million, approximately $170 million of which was funded – was or will be funded in cash, and the balance in restricted stock. This implies acquisition multiples of 6.2 times, consistent with our objectives.

For 2008, due to accelerated amortization of backlog and other intangibles, some integration costs, and the fact that we will not have a full year of contribution, revenue contribution is expected to be between $100 million and $120 million, and the affect on EPS is expected to be between $0.12 and $0.16. For a normalized full year from these companies, we’d expect a contribution excluding acquisition related rapid amortization to be closer to $0.40. We expect EBITDA to be between $300 and $310 million, which represents an EBITDA margin of 23 percent to 24 percent compared to 21.6 percent in 2006. This margin improvement is primarily driven by the incremental contribution of acquisitions, which does not require proportional incremental overhead.

The lower end of our margin expectations reflects a small improvement over last year due to some operating leverage from the higher revenue and management of expenses. The higher end

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

would be a function of the stronger demand driving higher utilization and billing rates, and more operating leverage from the higher revenue. All this translates into earnings per share of $2.40 to $2.50 per share compared to $2 in 2007.

Our EPS guidance is predicated on a tax rate of 40 percent and weighted average shares outstanding of about 54 million shares for 2008, which is an increase of almost 20 percent over the 46 million shares for 2007. While we provide guidance on an annual basis, for those of you who have come to know FTI in the past year, I would like to remind you about the seasonality of our business, as it affects our quarterly results.

In brief, we experience seasonality in our businesses that affects primarily the first and fourth quarters. Additionally, we expect an overall improving trend in margins through the year, reflecting the contribution from acquisitions that are more profitable at the margin. The first quarter earnings typically are the lowest in the year, primarily due to front-end loaded expenses for such things as Social Security, 401(k) matches, discount on the employee stock purchase plan, and the timing difference between annual salary increases and associated billing rate adjustments.

Revenue is often somewhat below the robust fourth quarter. To help you in your modeling, we estimate that the first quarter EBITDA margin will be about 300 to 350 basis points below what we experienced for all of last year. The second quarter does not have any appreciable seasonality. So, it is an average quarter relative to the year. Q3 is also relatively average, except that it is subject in some cases to summer vacations in July and August, as well as lower utilization from the influx of recent college graduates, who joined us during the summer and have yet to become fully billable and fully utilized.

And finally, as you have seen in our most recent results, the fourth quarter is seasonally the strongest of the year. Those new hires who joined us in Q3 have become fully billable. We

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

received the benefits from an active M&A calendar on success fees, and there is a natural tendency on the part of our clients to try and resolve projects by year end. With this year-end activity, fourth quarter and the EBITDA margin is about 300 basis points higher than the full year.

To conclude, last Monday, we were fortunate to be named to the Wall Street Journal’s list of top 50 performing companies in terms of shareholder value for both the one year and tenure categories. We believe excellence is a matter of not producing once or twice but producing consistently. It is no accident that we continually admire great organizations like Goldman Sachs and McKenzie, where that we market with great organizations like the New York Yankees, Forbes Magazine, and The Economist. They consistently not only perform, but outperform, and that is our goal.

Over the past several years, we have been consciously building FTI into a company that we expect we will perform well regardless of where we are in the economic cycle. In 2006 and the first half of 2007, we reported strong results in a healthy business climate. We continue to do well through the second half of 2007, even as the equity and debt markets stumbled and cracks in the economy appeared. And we believe we will have another record year in 2008, when there are even more widespread signs of global dislocations. The fact is that there will always be risks, and we think we are uniquely structured to help our clients face and manage their risks on a continuing basis.

With that, we’d like to turn it over to questions.

Operator:	And the question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone phone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, it’s star one to ask a question and we’ll pause just for a moment to assemble our roster.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

And we’ll take our first question from Tobey Sommer of SunTrust Robinson Humphrey.

Tobey Sommer:	(This is) Tobey Sommer. Regarding acquisitions in 2008, can you give us what your additional debt assumption is, maybe, and then free cash flow and cap ex?

Jack Dunn:	Yes, our assumption is that we will be using the cash on our balance sheet and not all of it for the ones that we’ve outlined in the guidance, which would, you know, leave us with sufficient cash balances over the year. So, we would not look for any more debt.

Tobey Sommer:	OK. And also, do you expect strategic foreign buyers to keep the economic consulting busy all year?

Jack Dunn:	They’re actually not so much strategic foreign buyers as they are strategic buyers within the US acquiring other companies there, certainly as a component of that business. I think about 16 percent or 17 percent of it was from offshore last year. But we’re seeing it broad based among – it’s more driven by sectors that are seeing a financial need to do acquisitions and to merge for – out of distress and other issues.

Tobey Sommer:	OK, thank you very much.

Jack Dunn:	Thank you, Tobey.

Operator:	And we’ll take our next question from Arnie Ursaner from CJS Securities.

Arnie Ursaner:	Jack, can you hear me?

Jack Dunn:	Hi, Arnie. Yes.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Arnie Ursaner:	It’s rare to hear an executive so excited about a very challenging economic world, but it really is playing to your strength. Real quick question to ask you – I think I may have misheard something you said in your prepared remarks about the ‘08 guidance. I think I heard you say that the acquisitions, you believe, would add $0.12 to $0.16, but then I thought after that, you mentioned the $0.40 number?

Jack Dunn:	Yes, $0.40 would be the – after we get – typically in an acquisition, you have some accelerated amortization and depreciation for things under the accounting rules where, for example, you have to attribute a part of the purchase price to backlog, and then you have to burn that off as the contracts burn off. So, what we’re talking about on a normalized basis, we would think going forward after about 15 months that these acquisitions could provide us on an annualized basis about $0.40.

Arnie Ursaner:	(So when I) …

Dennis Shaughnessy:	Hello, Arnie. It’s Dennis. We only model these acquisitions for the last three quarters, so we wouldn’t have the benefit of the four years ownership anyway.

Arnie Ursaner:	But what I find intriguing is, again, it’s premature to think about ‘09 but you kind of are already laying out a $0.25, $0.30 cushion. As you think about ‘09, you’re almost $3 without any growth, which is a pretty interesting way to think about your business. I hope I’m not thinking about it the wrong way. The other …

Dennis Shaughnessy:	No.

Arnie Ursaner:	The other question I had about your guidance is the 17.5 percent to 19 percent organic growth – I think – again, that’s obviously quite a strong absolute number. But trying to

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

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understand that relative to the growth you had in ‘07, the accelerated growth you had in the back half of year, and most importantly the comments you made about each of your segments looking into ‘08, what is causing you to believe your revenue growth will slow from what you’re seeing right now?

Dennis Shaughnessy:	Arnie, it’s Dennis again. Look, I think what we’re – whenever you do this modeling, you sit back and you try to project not only where the demand is taking you, but your ability to match the capacity, you know, the service demand. With the demand, I think that 19 percent is replicable of what we did last year across the entire year. And I would say, for most companies probably going into recession, if they did 19, you know, percent top line growth, they would be popping champagne bottles. Seventeen percent is a more conservative number, and it – clearly I agree. It looks conservative compared to the 25 percent, but I think, in all honesty, if we – what if we modeled 25 percent? You’d probably laugh at us. And to realistically sustain 25 percent over a long period of time, you know, you do get into capacity issues. And we felt it was more appropriate to model something closer to the annual result rather than the last six months.

Arnie Ursaner:	In the same spirit, two more questions, if I can. In economic consulting, the thing that really clocked your margin was the tremendous excess demand you had. You had to use outside consultants, and yet in the body of your report, you highlighted since December, there’s been an incredible number of new engagements. Why would you be taking on that many new engagements if you’re already capacity constrained and if you are taking them on, why aren’t you pricing it to either maintain or even expand your margin?

Jack Dunn:	Well, we are using outside contractors. We just – we’re in a business where you don’t turn down business. We’re also, more importantly, in a business where we have a tremendous amount of momentum and a tremendous amount of credibility in economic consulting. We have – as we’ve joked before, we have three of the top two competition policy economists in the world. They all want to work with us.

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We are, you know, we had meetings yesterday and the day before, strategizing with them how to get more people to do that work. That – our goal is to make our great experts available. Its work you can’t turn down because everybody wants us. There literally aren’t other people to do some of that work. So, we will find a way to do it through outside contractors when we have to, but we are aggressively hiring and looking to acquire as fast as we can.

Dennis Shaughnessy:	You know, I think, Arnie, the impact of the margin was obvious. On the other hand, its still a very impressive margin with extremely good top line growth. So, I think you – you know, you want to keep doing it. We want to recruit people so that we can be either less dependent on the outside or call up the outside consultants to come join us full-time. But I think it’s a – it’s a high-class problem when you have this kind of demand, and, you know, we’re working aggressively to try to build a classic.

Arnie Ursaner:	I’d like to add one final question, if I may. I know you’ve at least considered the possibility of a carve-out or spin-out for your tech group, and it’s just booming. Where do – what’s the update or the status of that please?

Jack Dunn:	You know, I think – I’ll go back and repeat what we’ve said and answer that question pretty consistently. Our job as the management of this company is to maximize value for the shareholders. It is quite obvious that the technology group is enjoying, you know, a tremendous amount of growth, not only in the U.S., but, you know, very gratifying to us in Europe and in Asia, and now beginning in Latin America. I think, Arnie, we would continue to look at the relative valuations of companies that are primarily software-as-a-service companies.

The revenues, you know, this upcoming year will be about 65 percent classic technology, licensing fees and hosting fees, versus consulting. So, each year, that number approaches more and more of a pure technology offering. And I think we just have to very keenly aware of, again,

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our job to maximize value and, you know, we keep trying to get the story out that this is a unique part of the company and a very valuable part of the company. So, I think we’ll be watching to see if we receive value, you know, from the investment community for this division’s performance or else.

Arnie Ursaner:	OK. Great execution, terrific job. Thank you very much.

Jack Dunn:	Thank you, Arnie.

Dennis Shaughnessy:	Thank you.

Operator:	And we’ll take our next question from Brendt Sakakeeny from Deutsche Bank.

Brendt Sakakeeny:	That’s Brendt. So – just a couple questions again on the technology segment. That did reaccelerate; it looks like sequentially 3Q to 4Q. Did you get any additional projects there? Was there anything that really drove that business in the fourth quarter?

Jack Dunn:	They received some very large projects offshore, Brendt, predominantly for, you know, out of the magic circle law firms in the U.K. for a lot of European clients and received several large assignments in the pharma area on a global basis, which have really kicked in the fourth quarter and are continuing to kick in the first quarter.

Brendt Sakakeeny:	OK, great and just a question on the restructuring business – I mean that traditionally has been a great margin business. As you start to see it cycle up again and some initial engagements, what’s your sense for what the margins could be this cycle – probably not as high as there were previous cycle, but are you seeing anything that would make you think that you couldn’t get some margin expansions out of the corp fin and the restructuring business as that segment ramps up?

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Dom DiNapoli:

Well, you know – this is Dom DiNapoli. When – with higher utilization, you know, margins can ramp up a bit. You know, we’ve put in place, as Jack mentioned, incentive plans and retention plans just to secure our top people. That’s cost us a little bit, but, you know, as we can keep our people busier as the assignments get larger, we can leverage them better; and with higher leverage, we’ll generate higher margins because it’s the younger professionals where we make the higher margins. So, you know, a more robust restructuring market should definitely lead to slightly higher margins than we’ve experienced in the recent past.

In addition, we’re moving from more of the TAS business, which is the transaction advisory, the (diligent) business, which, you know, historically has been a slightly lower margin than the restructuring business. So, just that – the movement from that practice into the core restructuring should help these margins a bit also.

Jack Dunn:

You know, Brendt, I think the record margins that we showed in the last restructuring cycle were sort of in the low 40s. I think none of us here, you know, feel that we will replicate those margins. I think structurally, you know, the business is different as Dom said. You know, we’ve changed, you know, the way we compensate the people differently.

On the other hand, I think we’ve also said that this is the one area where we do believe if the utilization and, as Dom said, the jobs come in, you will continue to see margin expansion, but not at the record levels, you know, that you my have seen if you looked at us in the last big recycling cycle.

Brendt Sakakeeny:	Great. Thanks. That’s helpful. And I guess just for Jorge, a couple quick modeling questions. Jorge, the tax rate for ‘08 – what should we assume?

Jorge Celaya:	Yes, approximately 40 percent, Brendt.

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Brendt Sakakeeny:	OK and stock comp expense in the quarter?

Jorge Celaya:	For the fourth quarter?

Brendt Sakakeeny:	Yes.

Jorge Celaya:	I’ll get back to you on this, Brendt.

Brendt Sakakeeny:	OK. Perfect. Thanks.

Operator:	And we’ll take our next question from Andrew Fones of UBS.

Andrew Fones:	Hi. Can you hear me?

Jack Dunn:	Yes.

Andrew Fones:	OK. I had a question on the acquisitions. First, I think you mentioned that as of today, you’ve added about 246 in billable head counts since the end of the year. Does that – can you tell us – does that include TSC? And what proportion of that head count is hires-related acquisition? Thanks.

Jack Dunn:	It’s about 50-50. You know, well, the 50 percent would be just new hire – net new hires, and 50 percent would be from the first four acquisitions.

Andrew Fones:	OK.

Jack Dunn:	That’s – Andrew, that’s approximate.

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Andrew Fones:	OK, so it does include the TSC.

Jack Dunn:	It would include TSC. Yes, that’s correct.

Dennis Shaughnessy:	It would include TSC, yes.

Andrew Fones:	OK. And then, I think on the balance sheet you had $360 million in the cash at the end of the year.

Jack Dunn:	Yes.

Andrew Fones:	You’re saying that you’ve – you’ll have spent 170 on acquisitions during the first quarter.

Jack Dunn:	Yes.

Andrew Fones:	Can you tell me what the bonus payout is – we should expect? And so, you know, I guess what I’m trying to understand is how much cash you’ll have left to pursue acquisitions beyond the first quarter? Thanks.

Jack Dunn:	Jorge, do you know the bonus – total bonus for that?

Jorge Celaya:	It could be probably – approximately $90 million.

Andrew Fones:	OK. So you – you’ll have about $100 million or so, you know, plus any cash from ops.

Jack Dunn:	Right, right, you know, cash from ops in the first quarter would add to that.

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Andrew Fones:	OK, OK. And then you gave some interesting statistics on bankruptcies, cases that you’re currently active on at the end of the year by different verticals. Can you, perhaps, compare that to what you were seeing a year ago? And, you know, beyond the obvious increases in subprime and real estate, have you seen increases in some of those other areas? Is there any evidence that, you know, the bankruptcies are spreading into two other verticals? Thanks.

Dom DiNapoli:

Well, in 2007, early on, we started in the automotive sector. And we had some of the largest cases that we have ever had, including Delphi, which was a tremendous bankruptcy and restructuring case. So, as consumer confidence started to wane away, you know, we spread into the other areas, as Jack mentioned. So, just recently that we’ve really seen a pick-up in the retail bankruptcies, Jack mentioned, we’ve been fortunate to get in about 15 to 16 in the – since – probably since September or October, several of which we got just in the last two weeks.

So, there’s a lot of pick-up there as the consumer is feeling the pinch of the higher energy cost and the housing prices plummeting. We’re going to see a lot more on the – certainly on the real estate side, the automotive side is going to continue, and the retail is – particularly the specialty retailers are really starting to feel the pain.

On the subprime and, you know, the financial institution-type work debts. I mean that’s really starting to pick up. We’ve been involved with some of the builders in the last – part of the last six months, but that looks like that may be accelerating also. So, you know, generally, the restructuring market is looking pretty strong going forward. We haven’t seen the mega cases that we’ve seen, you know, in prior years yet, and that really drives profitability to higher utilization. But we assume that the business – the market continues to deteriorate. We’d be seeing a lot more of the larger cases over the next six to nine months.

Dennis Shaughnessy:

Andrew, we are saying a creep into hospitality as well. We recently received some engagements in the hospitality industry, restaurant chains, things like that. But again, right through what Dom said, I think it’s linked to, you know, the consumer’s disposable income and the way he chooses to allocate it.

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Andrew Fones:	OK, that’s really helpful. And then just a final one on hiring, if you could perhaps help us understand what your plans might be? Which division should be hiring most aggressively? And then, you know, perhaps back to that early question on economic consulting, what your thoughts are there, and perhaps, you know, of that 50 percent that came from organic hiring in the first quarter, you know, how that breaks out approximately?

Jack Dunn:

You know, we’d look over the course of the year to increase our head count by about 25 percent, but for an average, that will creep in over the year. It’s as we always say, it will be about 10 percent to 12 percent. And that’s how we get, you know, part of our estimates for our growth, because we do need, in many of our businesses, that type of head count growth to produce the billable hours.

As you can imagine, you know, two areas that standout are technology, where we have very aggressive hiring plans, and in restructuring. In FLC right now, we will try to temper that with what we see. That’s the growth in that marketplace that’s a little bit behind the others in terms of responding to the credit crisis bell.

And in terms of economic consulting, you know, we’ll take as many people as we can, but as you – as you consider that business because it tends to be, you know, very much a, you know, in terms – in terms of varied credential business, it’s not as easy to find the number of bodies when you’re looking for the Ph.D.s and economists out of the great university. So, that will be a little slower, but it will be as fast as we can at this point. As we talked earlier, we really do need the people there.

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Andrew Fones:	OK, thanks. And just to be clear, that guidance – does that – does the head count guidance – does that include the acquisitions?

Jack Dunn:	We’d look to probably add – that would include the acquisitions we have so for, but not any additional ones we would do towards the second half of the year.

Andrew Fones:	OK, thank you.

Operator:	And we’ll take our next question from Chris Agnew of Goldman Sachs.

Chris Agnew:	Thank you. Good afternoon. And a couple of questions on technology – and I guess, as you said, the mix shift moving more towards pure technology is benefiting margins. Where can – where can you see margins going to for the Technology business?

Jack Dunn:

Well, it is a hybrid offering, and we actually think that a strength of the offering is the fact that it’s a mixture of technology offered services and domain expertise. You know, clearly, the repetitive nature of the business and that we’re now hosting a little bit more than a billion electronic pages in our network operating center in the U.S. and in the U.K. – I mean it’s sticky, you don’t have to replace it, the, you know, the fee licenses does keep recurring, the client server installed base licenses are recurring.

So, by definition, that just keeps building, and you should have some margin expansion. But the consulting will always be meaningful here. So, you’ll never morph into, you know, a classic gross profit margin for the technology business where, you know, your main costs are media, and then your other costs are marketing, packaging and R&D. So, I think you’re right. I think we would expect, you know, that you could see this division continue to show some margin improvement. But it wouldn’t be by leaps and bounds to get you up into the, you know, gross profit margin basis of a pure technology play.

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Chris Agnew:	OK. And then the new sales channels for the Ringtail technology, did they have a meaningful impact in 4Q? Is that something that’s going to accelerate, the shift to software licensing? And who were the value-added resellers, and would they include some of your, maybe, competitors that just don’t have the scale for technology business?

Jack Dunn:	It would be – the answer to the question would be yes to all of the above. It would be some of our competitors have already branded it, and that’s a unique channel. You know, there are other, you know, value added retailers in certain parts of the world where we don’t have a direct channel distribution, you know, that we’re utilizing, that, you know, clearly, you know, facilitate our ability to access certain users. And if we began to feel an impact, you know, of it in the fourth quarter primarily, and the effort was most – was really started this summer. So, we would hope that impact would continue, you know, as we go forward.

Jorge Celaya:	It’s not a question of the scale of the value-added resellers. Some of them are very, very large organizations. Rather, it’s the proprietary intellectual capital that we had and their need for that proprietary capital. Right.

Chris Agnew:	OK. That makes sense. And then I think, you know, given the sense you’re having and I think I heard on another conference call someone talked about the e-market – e-discovery market being flooded by new entrants. And what are you seeing there and does that impact in anyway maybe your pricing power?

Jack Dunn:	As – obviously, it didn’t in the – in the fourth quarter. I think, you know, look, we – we’ve heard for numerous years more and more companies saying that they’re manning up, they are coming in, it’s a major growth, you know, opportunity for, and it’s a major initiative. And, you know, I have no clue of what their growth looks like. We can only monitor our own, and we’ve done very well over the last three or four years.

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Without a doubt, when you have a dynamic market like this, I mean Gartner and Forrester and Yankee all, you know, projected it’s growing marketwise worldwide at a 30 to 40 percent growth rate top line. You’re going to have new entrants coming in, and you’re going to have new competition, and I think that you have to be prepared, you know, to be flexible and to be aggressive in the way you’re investing in your product and scale.

I can assure you that we are investing aggressively in this division, given the margins that we have to keep our leadership position. We are adding new feature sets to our proprietary technology. We are partnering with other companies to link their technology into our feature sets, and we will be looking at these companies and other companies as a potential acquisition target to fall their technology under our tent and offer a broader continuum to the client to keep our lead.

And again, I think all of this rests upon the fact that we have five to six years of reputation of delivering tremendous results now across the world for wide variety of either key intermediaries, the large corporate law firms in the world, or Fortune 100-type of clients who were hosting all these pages for. And again, I have to emphasize that the hosting part of this business, where – when you are holding a billion pages of sensitive documents, you know, in Europe, Asia and the U.S. for very, very large clients. It is a very sticky relationship and is not a relationship that they’re inclined to move very quickly.

So, I – I’m sure we’ll see new competition coming in. We are hopeful that the investments that we’re making, the developments that our own people are making internally, you know, potential acquisitions that we could possibly add here to bolster it. And again, our reputation and client relationships here will hold us in good stead against the competition.

Jack Dunn:	You know, I think you have to think of it in terms of the market it serves as well. When you think about the legal market, there are literally thousands of law firms, but there are 200 that

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really control the commerce of the major – literally the major companies and enterprises of the world. There will be e-discovery companies out there that will serve the smaller firms that will be boutique and that individual practitioners will like.

But when you’re talking about the type of international matters that we use where you literally have to have an international capability, that really narrows the playing field and, as Dennis said, I think they’re more likely to be acquisition targets than they are to be a threat to us going forward.

Chris Agnew:	OK, thank you. And maybe just one last question. Now you’ve achieved your long-term goals. Is it – is it time where you think about setting some new targets?

Dennis Shaughnessy:

Yes, I think, clearly, we told people that we have aspirations to be a $2 billion revenue business by 2012. We think we can accomplish that and maintain, you know, the same margins that we have and also maintain the integrity of our balance sheet. We would expect that you would see a business plan which we’re in – we are finishing up as we speak and we’ll actually announce, you know, into the marketplace probably sometime at the end of the second quarter, that will show that, you know, at that five-year – new five-year milestone, you would see probably instead of the, you know, 16 percent to 19 percent offshore business that we did last year, that number will most likely increase into the 30s.

So, that will be one of the major differences. But I would say $2 billion at 2012. That’s accomplished, really, through 11.5 percent compound organic growth rate and the acquisition of about $250 million in revenues in the first two years of the plan. As I said, we’ve already acquired about $220 million at the end of this quarter. So, we’re well on our way to that.

Chris Agnew:	Great. Thanks very much.

Operator:	And we’ll take our next question from David Gold of Sidoti.

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David Gold:	Hey, good afternoon. A couple of questions – one, can you just go over me – for me, Jack, on the acquisitions. How much revenue is already in-house?

Jack Dunn:	From these acquisitions?

David Gold:	Right, the first quarter.

Jack Dunn:	David?

David Gold:	And I know you said I think 120 was the goal, but just how much of that were done?

Jack Dunn:	Yes, Dave will go in to that. Dave?

David Gold:	Perfect. Thanks.

Dave Bannister:	We would expect about – we had about $27 million and $27 million and $28 million expected in-house.

David Gold:	$27 million is …

Dave Bannister:	It’s done. It’s been announced.

David Gold:	It’s announced. OK. Then that’s including today’s?

Dave Bannister:	Right. Correct.

David Gold:	Got you. So, there’s …

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Dave Bannister:	Contribution to this year.

David Gold:	Sorry?

Jack Dunn:	Contribution to this year.

David Gold:	Right, right. And presumably – and the 120 number that you gave was for this year as well. So, there’s something …

Jack Dunn:	David, the 120 is an annualized number, the 90 to 100 million is for this year.

David Gold:	OK, got you. But I guess the point there is, there’s still something – there’s still something decent sized to be done over the span of the next month.

Jack Dunn:	Correct.

David Gold:	OK. And then can you talk a little bit about the plan with, you know, say, the rest of the cash once that’s done? I guess at the time that you did the offering, I got the sense and, maybe incorrectly, that you’re targeting maybe some bigger acquisitions rather than those tuck-in sized. So – just curious if that still would be the thinking or if you we’re more inclined to say a decent, you know, nicely accretive to have tuck-ins and do, you say, a little more slowly as we’re doing?

Dennis Shaughnessy:	Well, number one; if we add $130 million of revenues, $120 million of revenues on an annualized basis in the first quarter, that’s 12 percent of our revenue base starting the year. So, that, you know, that obviously makes an impact. I think, as Jack said, when you normalize the amortization of the intangibles, that, as you know, you’ve to eat, you know, normally in the first of, you know, sort of, you know, first four to first six quarters of your ownership but, you know, we’ve been looking at those to contribute $0.40 a share. So, that’s pretty accretive.

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I think that, you know, we would continue doing those deals because we – if we can buy companies that tuck in very nicely to us and pay 6.2 to 7, you know, times doing EBITDA, you know, that’s a very accretive arbitrage for the shareholders, as well as, you know, building out our platform internationally and bringing in some new domain expertise domestically.

We are always looking, David, as you know I have talked about, you know, at larger deals, we’ve talked to people about larger deals. We are not afraid to do a larger deal. I think that, you know, it’s just that these were the ones that, in the last four months, are coming to fruition and it’s coincidental, in all honesty – is they happen to be closing, you know, sort of right on top of each other in the first quarter, but it does make an easier for us to model them and give you some guidance. But we’re, you know, we are looking at other large deals and we’d not be afraid to do one.

David Gold:	OK, got you. And one other – well, actually a couple of others – I know you didn’t break out by division, but curiously if you can give us sense for how you are thinking about growth in the restructuring business for this year?

Dennis Shaughnessy:

We didn’t give segment guidance for specifically that reason, especially because of – the credit crisis is really a perfect example. It’s affecting all of our divisions. We have people who are crossing over and doing work, and it just makes it very hard to do that. So, we think it’s much better to look at our company on an overall growth rate.

So, if we start just telling you corporate finance and just telling you technology, I guess we kind of undo what we’re thinking about. But I think that, you know, I think if you look at the fourth quarter, that was, you know, that gave a pretty healthy indication of where the momentum is in our different business.

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Jack Dunn:	You know, David, the – I mean the nice thing about the group of our practice, it creates very good interdisciplinary teams. And the confusing part of giving segment guidance would be how we allocate the time …

David Gold:	Yes.

Jack Dunn:	… when you have these, you know, joint efforts. I mean we have some instances where, you know, we started out in restructuring, the restructuring led to having to bring in, you know, forensic investigation. The forensic investigation is going to lead to potential defense activities and at the same time, the client has hired, you know, our communications arm to help manage communication.

David Gold:	Yes.

Jack Dunn:	We’re somewhat (Salmanesque) sitting here and saying, “OK, you can get credit for this much, you can get credit that much.” It means something internally …

David Gold:	Yes.

Jack Dunn:	… that really can distort the numbers when people are trying to analyze the segments. And we thought, you know, given where we saw the business going certainly in the foreseeable future, that would be we better off not to do that.

David Gold:	Got you, got you clear. One more, if I might. Any success fees sizable enough that we should know about them in the fourth quarter?

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Jack Dunn:	We did have success fees in the fourth quarter. They would not be material enough to want to comment on.

David Gold:	OK, that’s helpful. Thank you all.

Jack Dunn:	Great.

Operator:	And we will take our next question from Alan Kurtz with Lord Abbett.

Alan Kurtz:	Hi, guys. Another great quarter. Thanks again. Most of my question that I had at this point, but the one I didn’t see in your prepared remarks, what are your DSOs at the end of the year?

Jack Dunn:	Seventy-eight.

Male:	Seventy-eight.

Alan Kurtz:	Seventy-eight. All right. (Downsize nearly every year). And the other thing would be this. I know in strategic communications, for example, a lot of the work is retainer-based, but as you’re getting this level of demand, you know, within that area and a couple of the others, what kind of a – what kind of pricing are you able to take, you know, on a year-over-year basis?

Jack Dunn:	Well, they typically are fixed price, and they’re able to raise, like the rest of our companies, their prices, you know, again that’s 7 percent to 10 percent that we look at each year. They’re consistent with the rest of our practices.

Alan Kurtz:	OK. And (in the phone – started) – you had on this earlier, actually. You had a big spike in head count in a couple of the different areas at the end of the year. You said you see a lot of the – a lot of the head count in the year coming on through a restructuring and – how do – how do you see that playing out through the year like on a quarterly basis?

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Jack Dunn:	We don’t – we have hiring targets, and we also try – obviously have to meet our demand, so you would see that the hiring budgets are for a fairly even growth through the year, but remembering that all the kids that we get – all the people out of college would come in the September time frame. So, that’s where you would see a little bit of a spike.

Dennis Shaughnessy:	And that’s predominantly the corporate finance and the SLC practice that they’ll hide and as they come out of school and will start in August, September.

Alan Kurtz:	OK, got it. Thanks a lot.

Jack Dunn:	Thank you.

Operator:	And we’ll take our next question from Jim Janesky of Stifel Nicolaus.

Jim Janesky:	Jack, when you were commenting on the seasonality of the first quarter, did you say that it – that we could expect that revenues could be down sequentially or just EBITDA? I didn’t catch that part.

Jack Dunn:	It’s not unusual to have just a tiny bit smaller revenues in the first quarter than in the fourth quarter. It’s a seasonal pattern we’ve seen year after year. The business kind of plateaus – and you do a lot of ramping up in the fourth quarter to look at your year, and that’s what happens. You start off coming back from holidays, and then it begins to build, and then in your second quarter you really start knocking the cover of the ball.

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Jim Janesky:	So, well, now last year, that didn’t happen except for in FD. Yes, we’re already into February here. Is that something that you could expect in – for this quarter, you know, based upon the demand, the strong demand that you’re seeing across the board?

Jack Dunn:	Yes, we’re just trying to give people a heads-up on their models for what we’ve seen for the past couple of years. The – again, we’re talking about amounts that are almost too close to call. So I would say that be aware of that for your model, but that it wouldn’t be anything to worry about.

Jim Janesky:	OK. Now looking at the organic growth rate for 2008, you know, obviously on a billion dollars to, you know, a lot of companies would love to have organic growth rates at the amount that you’re projecting. How much of that are, you know, really has to – is really on the comm. Versus, you know, I know you don’t really have backlog per se, but when you’re looking at that, I mean, do you think that the momentum of the business is pretty, you know, you’re confident that it can sustain that level of organic growth, or is there still, you know, an amount of selling that’s involved, their marketing in order to hit those targets as we move throughout the year?

Dennis Shaughnessy:	Jim, its Dennis. Number one, I think you have to look at fourth quarter – fourth quarter over third quarter. I mean there’s good sequentially growth, you know, fourth quarter to third quarter, as well as obviously tremendous, you know, year-over-year growth fourth quarter to fourth quarter.

Jim Janesky:	Yes.

Dennis Shaughnessy:	You know, I think to go back to your earlier question, you know, what we – as Jack said, we’re trying to enlighten you to the seasonal patterns. We’re not trying to predict that we would necessarily be down. You know, obviously we’re – we are – we are aware of the momentum, you know, that’s there. We’re just trying to be honest in what the history has looked like.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

I think, going to organic growth, you know, we are very busy. We have a lot of engagements, the engagements are picking up, not declining as Dom talked about on the restructuring side, and we talked about how sticky technology is per se. So that business doesn’t tend to reverse itself easily. It’s more sort of incremental.

FD is another good example, where first quarter, you know, again, tends to be a more stable quarter for them because it’s more of the work product-type of quarter rather than new company business. But they, again, are a retainer-based business, so most of their – most of their work is – they have good visibility on.

So, I would say, you know, we have pretty good visibility going forward. We are still an event-driven consultancy. So, you know, we, you know, we live and die with, you know, new engagements as they come forward. But given the technology portion of the tech business, the retainer portion of the FD business, and then of course simply the momentum that we’re seeing in some of our other businesses, we feel pretty good about the trajectory.

Jack Dunn:	And typically in the past, the restructuring cases and bankruptcy are longer-term engagements. So they …

Male:	Sure.

Male:	Right.

Jack Dunn:	… do build up.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Male:	Right.

Jack Dunn:	We had 90 at the end of the third quarter. We now have 108. Those don’t go away in three months like some of the litigation cases do.

Dom DiNapoli:

Right. And if you look at – across the practices, you’d like to think of an elephant hunter. So, the larger cases that often last longer. Now, you know, the big litigations done, they can settle at any time, but our experience is that, you know, these litigation cases and econ cases and the restructuring cases, they can last anywhere from, you know, three months to 24 months plus.

So, you know, they’ve given the momentum that we’ve got in the cases that we’ve got in-house over the last quarter. You know, we’re relatively comfortable that, you know, 2008 will be a pretty good year, and, you know, the cases aren’t going to be settled overnight. And given that the cases that have come in have been across all our practices, the risks of, you know, tremendous drop-offs are – all last (that long). You know, anything can happen.

Jim Janesky:	OK, sure. A question for Jorge – when – since you folks have modeled in the incremental acquisitions, you know, about another $60 million to $70 million in – for the balance of 2008, we obviously want to take into account that up-front amortization. Can you give us an idea of what the incremental amortization versus – you know, will be you reported about $2.8 million in the December quarter. And is that going to be $1 million a quarter in incremental amortization or more?

Jorge Celaya:	I think without the – without the acquisitions, the amortization will be pretty similar to what it was last year. And with the acquisitions, you could see it a little more than doubling.

Jim Janesky:	More than doubling? OK. So – and that is acquisitions in hand and that you’ve modeled, right?

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Jorge Celaya:	About $1 million a month for acquisitions that we would expect to be announced in the first quarter of incremental life of incremental amortization, but that would – should – that’s based now on $90 million to $100 million of revenue. I’m not sure that the number’s 60. You take in …

Jack Dunn:	I think you were taking the number that we said were those original four that we have announced (within the year).

Male:	Yes, right.

Jim Janesky:	Yes, that’s right. You said that was about $30 million, $35 million. So, you’re obviously very confident that you’ll be announcing between another, you know, $60 million to $70 million, and then that will affect calendar 2008. And that – yes, that’s what I – that was the number I was talking about.

Jack Dunn:	Got it.

Jim Janesky:	OK. Thank you.

Operator:	And will take our next question from Scott Schneeberger of Oppenheimer.

Scott Schneeberger:	Thanks. Good afternoon and congratulations.

Jack Dunn:	Hi, Scott.

Male:	Hi, Scott.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Scott Schneeberger:	Hey. First question – in the economic consulting group, the outsourced consultants – who are these folks? Are you getting them from, you know, competitive firms? Are you getting independents? Are these people that you might be hiring on? Since, obviously, the demand is robust and in-house, you currently don’t have enough. When do you think that will balance off?

Jack Dunn:

They are – they are high-level testifying experts. They would be normally fairly well-known academics who are actively teaching. They would be working with our researchers, staffers, model builders, you know, who are doing the analysis, building the models, building the case, and they would be, you know, the ones who will be assisting sort of some of the rock stars, you know, in their testimony work, or they’re actually doing the testimony themselves.

Predominantly, right now, the demand for these individuals has been on our West Coast operations, so they have actually been somewhat West Coast centric. And yes, you know, we’re talking to them constantly about recruiting them, coming in, things like that.

Dennis Shaughnessy:	It’s not unusual. That’s the way we get our people. They want to associate with people like, you know, Bobby Willig and Janusz Ordover and Dan Fischel and Denis Callaghan and Meg Guerin-Calvert and Jon Orszag. And when they come in, they find they like it here, and it becomes a very easy model for them to hook up with.

Jack Dunn:	I think it – they – it was a confluence of demand that surprised us and that we were literally being named on all sides of every conceivable permutation. And in order to create teams that could be Chinese Waldorf, we’re having to bring another people in. And the margin that you get on the people that you bring in, you know, is clearly not as great as those who work for you. But I think we are actively trying to recruit some of them and some of their colleagues to join us.

Scott Schneeberger:	Sure. As – and it sounds like a high class problem, but do you think, you know, will we be seeing this in forward quarters or are we getting close to having a remedy?

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Jack Dunn:	I think you could see it continue in the first quarter although, you know, without a doubt, we’re working hard to take steps to, you know, to increase the capacity. I think you’ll see a debate going forward because we will have been successful, you know, over our efforts in the next quarter, in the next two quarters, to bring in more capacity.

Scott Schneeberger:	OK, thanks. Moving over to the technology consulting space idiom, it’s fairly fragmented. We talked earlier about a lot of new entrance there. Could you give us an idea of, you know these – the – I think, Jack, you referred doing the top 200 law firms – how many – how many of, you know, competitors are serving them? Is that very fragmented or is it just a few? And then, just kind of high level thoughts on where you see this industry two to three years from now? Will there be a lot of consolidation in just a few large players or still widely scattered? Thanks.

Jack Dunn:	Yes, my view of that is there’re probably 10 people that we watch in the different categories. We very closely watch the top ten list to come out of the surveys that are done continually to who do the litigators like, who are they using, who’s the installed base in the law firms. And I think they’re – you know, absolutely, you will see consolidation. You will see the big enterprise software players want to acquire these firms because they want to get back to the source. But in getting the attorneys and the legal departments, they get the entire companies for their software suites, and that’s what they’re after at the end of the day, I believe.

Dennis Shaughnessy:	(Social Gallup), which is a, you know, an industry analyst that tracks these things and sort of runs a list, does have some pretty good research. If you want access to that, if you want to call us off-line, we can do that. And clearly, they were the firm that picked us as the top one in all capabilities last year. So, I don’t mind giving it our research.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Scott Schneeberger:	OK, thanks. I appreciate that. One final one, if I can. You know, obviously it was – it was in the third quarter, and I imagine you do it again, but – and I think I read that – infrastructure and branding spending, something that you’ve been pushing on, obviously a great global operation you have. How aggressive are you going to be in ‘08? You know, can you talk about what percentage of …

Dennis Shaughnessy:

Yes, I think – it’s Dennis again. I think that what – we will – we will continue to do that, and I think that what you’ll see is that the overall percentage of SG&A as a percentage of revenues will decline slightly. The actual spend on marketing brand building, you know, as a percentage of revenues, will be pretty constant. So, it will increase in absolute dollar, stay about at constant level for this year.

We just think it’s very important, especially building this platform overseas, that we continue to drive home, you know, the capabilities of the brand, the depth of the brand, and the reach of the brand. And so we can’t back offer, although we know we’ve got to keep the expense, you know, basically within the same proportions that we experienced last year.

Scott Schneeberger:	Great. Thanks very much.

Jack Dunn:	Good. Thank you.

Operator:	And we’ll take our next question from Tim McHugh of William Blair & Company.

Timothy McHugh:	Yes, I just want to ask about the unannounced or uncompleted acquisitions at this point. Can you give us an idea what segments you would hope to complete those in as we complete our models, as well as annual EPS accretion you mentioned from acquisitions? How much of that would be from stuff not completed?

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Jack Dunn:	Well, I think what we’ve – we really can’t disclose those for obvious reasons, and we only really have about four quarters left in the – four weeks left in the quarter. So, we expect to get these things done in a pretty timely manner. Yes, I think – I think that the numbers we’re willing to talk about right now are – is the per-share numbers that we disclosed that would be what this year or after the amortization would contribute, and that’s in that ($0.14), you know, type of range we talked about.

You know, after that amortization burns off, then we will be looking for more of a $0.40 annualized. And I think, I mean I’m not – I’m not trying to be, you know, sort of cute, but I think, really, we’ll put out a lot more information on them in the next four weeks, as you see us making these announcements. And I think it’d just be, you know, unfair to the companies to maybe shed some light on when the deals aren’t 100 percent finished yet.

Timothy McHugh:	OK. And then looking at the margin expansion that’s embedded in your guidance, you mentioned SG&A is down slightly so. That implies some nice improvement in the gross margins next year. What is – what’s driving that? Is that utilization improvement? A revenue mix shift? Any comments there will be helpful.

Male:	Right. (I need input).

Male:	Could you repeat the question?

Jack Dunn:	Yes, I think you were breaking off a little bit. I’m sorry.

Timothy McHugh:	Oh, I’m sorry. The EBITDA margin expansion that’s embedded in your guidance is pretty nice. You mentioned SG&A would be down slightly, which implies pretty solid gross margin expansion, and I was just wondering if you could comment on what you feel the drivers of that were.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Jorge Celaya:	There is a couple of drivers, and I think, as Dom said, you know, clearly, as we anticipate utilization going up in some of the areas, you know, that drives better margin, more profitability. I think the acquisitions that we are acquiring, (A) number one, in their own right, you know, have a higher EBITDA margin right now than we do. And then (B) number two, they are in areas, you know, that do not require significant incremental expense to support them.

So, on an operating leverage basis, we, again, once we get through, you know, sort of this artificial write-off of the intangibles, we see significant leverage. So, it would really come from a combination of (A) controlling the cost, you know, on an absolute basis, so that the percentage goes down as the revenues go up. And that’s just general SG&A. Number two would be (B) higher utilization in some areas that simply, you know, give us higher margins. And then, number three, you know, (C) of the $128-odd million of revenue that we’re acquiring on an annualized basis, the margins are one higher, you know, than ours in the aggregate. And number two (D) the support that we give them, given the type of acquisitions that they are and how they’ll fit into the organization is not significantly incremental.

Dennis Shaughnessy:	And also, we’re always looking at ways to reduce cost in the duplications that we’ve got within the practices, between the practices and corporate, et cetera. We’ve got a project going on now that, you know, we hope to eliminate some of the redundancies that there may be in some of the support areas.

Timothy McHugh:	OK, thank you.

Operator:	And we’ll take our final question from Dan Suzuki of Merrill Lynch.

Dan Suzuki:	Yes. Good afternoon. Just a couple of questions here. I want to better understand the forensic and litigation, the slowdown you saw on revenue growth there. I understand, in the press

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

release and the prepared remarks, you talked about the large amount of options backdating which you did last year. But is there anything else? Are there any particular segments that you’re seeing slowness in?

Jack Dunn:	Well, number one, the 50 – we did about $52 million, I think, in the fourth quarter of 2006. And that was, you know, a – the record quarter in this company for forensic and lit that we had ever had. So, we were lapping the highest quarter we ever had. So, just on a pure, you know, comparison basis data. It was just a tough quarter to lap. And that was, in all honesty, driven by artificial, you know, demand from our clients to get the stock option backdating over, so they could quantify the hit, if any, put it in their P&Ls, and get their audited reports done.

You know, I think, without a doubt, as we’ve been saying all along, we did not see any huge assignments coming in the first half of the year. We thought it was somewhat of a, you know, sluggish year. We were doing all right, you know, low double-digit growth. And I think that, you know, that continued into the third quarter, I think, but for the fourth quarter, you know, tough comp. It would have been again low double-digit growth.

And I think that we are now beginning to see, you know, the larger assignments come in, although they did not have a significant impact on the fourth quarter. These are the foreign corrupt practice cases of which we’ve gotten quite a few. A lot of those are teamed between the technology group and the forensic group. Technology goes first and brings in an awful lot of the information, hosts it, harvests it, silos it, organizes it, and then the investigators from FLC get involved and do a lot of the forensic, you know, type of investigation.

So, we’re seeing a lot of foreign corrupt practices activity, and we’re beginning to see, you know, the beginnings of, you know, credit crisis-oriented type of work with a high stakes securities potential litigation. Obviously we’ve talked about hedge fund investigations, and I think we’re starting to feel, you know, the pick-up, but it wasn’t there enough – the momentum from this, you know, is just beginning, and it didn’t mature enough in the fourth quarter to overcome a very difficult comp.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Dan Suzuki:	OK, that’s very helpful. And then on the economic consulting side, just trying to reconcile the, you know, the lack of capacity you had to fill the strong demand you had there with the utilization rate flat year-over-year and down sequentially by 6 percentage points – just trying to reconcile things.

Jack Dunn:	It’s a function where our utilization is. So, if you can think of a theoretical case where you bring in an expert, we have our own experts where we have a whole team of people doing a lot of the work. If it’s going to mature to where you have to start doing a lot of the testifying work, the actual teams where your younger people may have been finishing their work and the utilization might slack off enough. Your experts might have utilization up around 100 percent, 110 percent, 120 percent because that’s the time where they really have to get involved in sort of the – you know, the personal, you know, activity or the interaction between the regulators, the commission over in Brussels, DOJ here, or in cases of litigation, it could be a court room.

So, a lot of this is simply how the work flows in the mix. So, if we would segment that and break it down, you might see some quarters where the experts, you know, would have utilization that might be down in the 70 percent, you know, 60 percent range, and your staff would have utilization up to a 100. And then it could slip the next quarter depending on the maturity of the actual case to where the experts are up in the 100’s and the staff back off. And I think it was just more of the quarter anomaly where we just literally had to have a lot of people, you know, who were ‘expert status’ where most of the modeling research work had already been done and it just, you know, it’ll – it’s – I can tell you already it’s equilibrated.

Jack Dunn:	We also brought in about 10 additional hires in the …

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Dennis Shaughnessy:	Right.

Jack Dunn:	… quarter in econ, and it takes – it takes a while to grant …

Dennis Shaughnessy:	In the research side, yes.

Jack Dunn:	Right. And that turned right around in the first quarter.

Dennis Shaughnessy:	Yes.

Dan Suzuki:	OK. That makes a lot of sense. And then on the communication side of the business, the bonus plan and – pardon me if you – if I missed this. Is that – is that a one-time catch up or …

Jack Dunn:	No. No, it’s an – it’s an annual plan, so that the margins that you saw on the fourth quarter were pretty much right on the same margin – saw on third, second and first. And that’s what we would expect going forward. There was no bonus plan in the stub period that we owned the company in 2006. We put it in for the first full year in 2007, and that plan will stay in as it is. So, you would expect to see margins next year the same that you saw in the trailing four quarters.

Dan Suzuki:	OK. And then – so, it’s going to be a fourth quarter event, if I’m understanding …

Jack Dunn:	No, no.

Dennis Shaughnessy:	No, no. We’re saying that was reflected this year for the full year.

Dan Suzuki:	OK.

Dennis Shaughnessy:	Each quarter.

FTI CONSULTING

Moderator: Eric Boyriven

02-28-08/4:30 p.m. CT

Confirmation # 1434304

Dan Suzuki:	Right. That makes a lot of sense. And then one quick question for you guys. The growth rate – do you have any idea how much FX impacted the growth rate?

Jack Dunn:	Very small. It really wasn’t very significant.

Dennis Shaughnessy:	Yes.

Dan Suzuki:	OK all right. Thanks, guys.

Operator:	And that does conclude the Q&A session. I would now like to turn the call back to over to management for additional or closing remarks.

Jack Dunn:

OK, once again, I’d like to thank everyone for being with us. We wanted to use this time period to be able to give you some time to digest what was a fairly full and frank disclosure of all the things we have going on. We’re very optimistic for 2008, and we look forward to speaking with you after our first quarter results, if not before.

So with that, thank you very much, and we look forward to talking with you.

Operator:	And that does conclude today’s conference. We do appreciate your participation. You may disconnect at this time.

END